ISSUER FREE WRITING PROSPECTUS

(SUPPLEMENTING PRELIMINARY PROSPECTUS FILED APRIL 30, 2020)

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-237928

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-724-0761.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: April 30, 2020

(Date of earliest event reported)

DIGIRAD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35947	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1048 Industrial Court,

Suwanee, GA 30024

(Address of principal executive offices, including zip code)

(858) 726-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	DRAD	NASDAQ Global Market
Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share	DRADP	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§232.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On April 30, 2020, Digirad Corporation, a Delaware corporation, issued a press release announcing growth initiatives of its building and construction division and that it had filed a registration statement on Form S-1 on April 30, 2020. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

99.1       Press Release dated April 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

Date: April 30, 2020	By:	/s/ Matthew G. Molchan
Name: Matthew G. Molchan Title: President and Chief Executive Officer

Exhibit 99.1

Digirad Announces Updates on its Key Growth and Value Enhancement Initiatives

Files Registration Statement on Form S-1 for Common Stock Offering to Fund Growth

Suwanee, GA. APRIL 30, 2020 - Digirad Corporation (Nasdaq: DRAD; DRADP) (“Digirad” or the “Company”) announced today updates on its growth and value enhancement initiatives. These initiatives include expansion of commercial projects in its “Building & Construction” division, an improved environment for acquisitions, and potential divestitures of non-strategic assets.

Building & Construction Division Growth Initiatives

As announced previously, the Company’s 2020 growth strategy for its Building & Construction division is primarily to expand its commercial construction business in New England. KBS Builders, Inc. (“KBS”), the modular building manufacturing business of the Company’s Building & Construction division based in Maine, is currently involved in multiple discussions for various large commercial construction projects for the New England market. Even if just a few of these are awarded, we believe that they will require a significantly higher utilization rate for KBS’s manufacturing plant in South Paris, Maine and an increased investment in working capital. Three of these projects are in the advanced stages of negotiation and are expected to start in the coming months. Each of these projects involve construction of additional multi-family housing units in the Greater Boston area. These three projects alone would generate revenue of over $10 million for KBS and result in the production of nearly 250 building modules. For comparison, in 2019, KBS generated approximately $12 million of revenue and produced approximately 230 building modules, entirely for the residential market. We believe KBS’s South Paris, Maine plant is capable of producing between 500 and 600 building modules per year at full capacity. KBS’s current potential sales pipeline totals more than $50 million, representing production of approximately 1,000 building modules. If KBS grows as expected in 2020, it will explore re-opening its Oxford, Maine plant, which we believe is capable of producing an additional 500 to 600 building modules per year at full capacity. KBS will also explore other add-on revenue streams such as manufacturing structural wall panels for the New England market, as we are currently doing in the Minneapolis area. Our goal with these growth initiatives is to generate significantly higher revenue, cash flow, and earnings for the Company’s Building & Construction division, creating new jobs and supporting local economic activity, in addition to creating shareholder value.

HoldCo Strategy: Acquisition of Faster Growing / Higher Margin Businesses and Divestiture of Non-Strategic Assets

We believe the current economic environment offers significant opportunities for strategic acquisitions which can be either bolt-ons for existing platform businesses, or new core businesses complementary to the Company’s new holding company structure.  The Company intends to take a disciplined approach for making any potential acquisitions and will focus on faster growing and higher margin businesses. Additionally, as part of this strategy, the Company is considering the divestiture of non-strategic assets, including the potential sale of a business unit. The Company intends to use a significant portion of the proceeds of any such sale to repay indebtedness, with the remainder to be used for working capital purposes, and potentially the acquisition of complementary businesses as discussed above.  There is no assurance that any such divestiture will occur.  If a divestiture does occur, there is no assurance that we will be able to use the proceeds in the acquisition of a complementary business, or if such acquisition will be successful.

S-1 Registration Statement for Common Stock Offering

Digirad has filed a registration statement with the Securities and Exchange Commission relating to a public offering of the Company’s common stock for potential gross proceeds of up to $5 million, before fees and expenses. We intend to use the proceeds of the offering to fund the KBS projects described above (three modular housing projects to be constructed in New England pursuant to federal and state governmental contracts), and the remainder (if any) for working capital and for other general corporate purposes.

We have engaged Maxim Group LLC to act as sole underwriter with respect to the proposed offering, there can be no assurance that the offering will be successfully completed.

The registration statement relating to the sale of Digirad common stock has been filed with the Securities and Exchange Commission (Registration No. 333-237928), but has not yet become effective. Such securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under applicable securities laws.

About Digirad Corporation

Digirad Corporation is a diversified holding company operating with three business divisions: Healthcare, Building & Construction, and Real Estate & Investments.

Digirad Healthcare Division

Digirad Healthcare designs, manufactures, and distributes diagnostic medical imaging products.  Digirad Healthcare operates in three businesses: Diagnostic Services, Mobile Healthcare, and Diagnostic Imaging. The Diagnostic Services business offers imaging and monitoring services to healthcare providers as an alternative to purchasing the equipment or outsourcing the job.  The Mobile Healthcare business provides contract diagnostic imaging, including computerized tomography (“CT”), magnetic resonance imaging (“MRI”), positron emission tomography (“PET”), PET/CT, and nuclear medicine and healthcare expertise through a convenient mobile service. The Diagnostic Imaging business develops, sells, and maintains solid-state gamma cameras.

Building & Construction Division (ATRM)

ATRM Holdings, Inc. (“ATRM”) manufactures modular housing units for commercial and residential applications. ATRM operates in two businesses: (i) modular building manufacturing and (ii) structural wall panel and wood foundation manufacturing, including building supply retail operations. The modular building manufacturing business is operated by KBS Builders, Inc., the structural wall panel and wood foundation manufacturing segment is operated by EdgeBuilder, Inc. (“EdgeBuilder”), and the retail building supplies are sold through Glenbrook Building Supply, Inc. (“Glenbrook”). KBS, EdgeBuilder, and Glenbrook are wholly-owned subsidiaries of ATRM, which is a wholly-owned subsidiary of Digirad.

Real Estate & Investments Division

This business division manages the Company’s real estate assets and investments.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release that are not statements of historical fact are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking Statements include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to acquisitions and related integration, development of commercially viable products, novel technologies, and modern applicable services, (ii) projections of income (including income/loss), EBITDA, earnings (including earnings/loss) per share, free cash flow (FCF), capital expenditures, cost reductions, capital structure or other financial items, (iii) the future financial performance of Digirad Corporation or acquisition targets and (iv) the assumptions underlying or relating to any statement described above. Moreover, forward-looking statements necessarily involve assumptions on the Company’s part. These forward-looking statements generally are identified by the words “believe”, “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “should”, “may”, “will”, “would”, “will be”, “will continue” or similar expressions. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described above as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the substantial amount of debt of the Company and the Company’s ability to repay or refinance it or incur additional debt in the future; the Company’s need for a significant amount of cash to service and repay the debt and to pay dividends on the Company’s preferred stock; the restrictions contained in the debt agreements that limit the discretion of management in operating the business; the length of time associated with servicing customers; losses of significant contracts; disruptions in the relationship with third party vendors; accounts receivable turnover; insufficient cash flows and resulting in liquidity; the Company's inability to expand the Company's business; unfavorable changes in the extensive governmental legislation and regulations governing healthcare providers and the provision of healthcare services and the competitive impact of such changes (including unfavorable changes to reimbursement policies); high costs of regulatory compliance; the liability and compliance costs regarding environmental regulations; the underlying condition of the technology support industry; the lack of product diversification; development and introduction of new technologies and intense competition in the healthcare industry; existing or increased competition; risks to the price and volatility of the Company’s common stock and preferred stock; stock volatility and in liquidity; risks to preferred stockholders of not receiving dividends and risks to the Company’s ability to pursue growth opportunities if the Company continues to pay dividends according to the terms of the Company’s preferred stock; the Company’s ability to execute on its business strategy (including any cost reduction plans); the Company’s failure to realize expected benefits of restructuring and cost-cutting actions; the Company’s ability to preserve and monetize its net operating losses; risks associated with the Company’s possible pursuit of acquisitions; the Company’s ability to consummate successful acquisitions and execute related integration, including to successfully integrate ATRM’s operations and realize the synergies from the acquisition of ATRM, as well as factors related to the Company’s business (including ATRM) including economic and financial market conditions generally and economic conditions in the Company’s markets; failure to keep pace with evolving technologies and difficulties integrating technologies; system failures; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; and the continued demand for and market acceptance of the Company’s services. For a detailed discussion of cautionary statements and risks that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. This release reflects management’s views as of the date presented.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

For more information contact:
Digirad Corporation	The Equity Group
Jeffrey E. Eberwein	Lena Cati
Chairman of the Board	Vice President
203-489-9501	212-836-9611
ir@digirad.com	lcati@equityny.com